 EXHIBIT 11.1

                               STATEMENT REGARDING
                        COMPUTATION OF EARNINGS PER SHARE
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                              BASIC          DILUTED
                                                                              EPS             EPS
                                                                         ------------     -----------
Weighted average shares of Common
  Stock outstanding                                                        22,405,760      22,405,760


ESOP:
  Total ESOP shares available                            2,642,354              --               --
  Shares committed to be released                          811,333              --               --
                                                       -----------
                                                                           (1,831,021)     (1,831,021)

RRPs

  Shares purchased, but not yet allocated                                     (22,165)        (22,165)
                                                                         ------------     -----------

  Total weighted average shares outstanding                                20,552,574      20,552,574

Dilutive effect of Stock Options:

Incremental shares under treasury stock method:                                  N/A        1,441,809
                                                                        ------------      -----------

Total average common and common equivalent shares                         20,552,574       21,994,383

Net Income                                                              $ 68,464,000      $68,464,000
                                                                        ------------      -----------
Less:  Preferred stock dividends declared                               ($ 1,500,000)    ($ 1,500,000)
                                                                        ------------      -----------
                                                                        $ 66,964,000      $66,964,000
                                                                        ------------      -----------

Earnings Per Share                                                      $       3.26      $      3.04
                                                                        ============      ===========


                 INCREMENTAL SHARES UNDER TREASURY STOCK METHOD
                     FOR THE PERIOD ENDED DECEMBER 31, 1997

                                                                              DILUTED EPS
                                                                              -----------
           Quarter ending 3/31/97                                             1,406,180

           Quarter ending 6/30/97                                             1,339,542

           Quarter ending 9/30/97                                             1,438,637

           Quarter ending 12/31/97                                            1,582,877
                                                                              ---------

           Total                                                              5,767,236

           Average for the period ended December 31, 1997                     1,441,809
                                                                              =========